CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANT


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 8, 2004 in the Form SB-2A for the year ended December 31, 2003 and for the nine months ended September 30, 2004.










/s/Jerome Rosenberg, CPA, PC
Jerome Rosenberg, CPA, PC



Melville, New York
February 11, 2005